News Release Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, California 93309-0640	Phone (661) 616-3900 E-mail: ir@bry.com Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM COMPANY ANNOUNCES NEW OFFICERS AND OPERATIONAL RESTRUCTURING

Bakersfield, CA - October 3, 2005 - Robert F. Heinemann, president and chief executive officer of Berry Petroleum Company (NYSE:BRY), announced that effective October 3, 2005 the Company was modifying its management structure to better align the organization with the growth and diversification strategies that have been key to Berry's transformation over the last two years. The organizational structure will utilize integrated asset teams; the corresponding changes in titles of the Company's officers more directly describe their focus.

Michael Duginski has been elevated to the position of executive vice president of Corporate Development and California. Logan Magruder has been elevated to the position of executive vice president of the Rocky Mountains and Mid-Continent. Ralph J. Goehring continues his role as executive vice president and chief financial officer.

Dan Anderson has been promoted to the new office of vice president of Rocky Mountains and Mid-Continent Production responsible for the development and production of the Company's existing assets as well as new opportunities in the region. Bruce Kelso is newly named to the office of vice president of Rocky Mountains and Mid-Continent Exploration. His primary focus will be the evaluation and commercialization of the Company's exploitation and exploration projects. Both Mr. Anderson and Mr. Kelso will report to Mr. Magruder.

G. Timothy Crawford is named to the new title of vice president of California Production and will focus primarily on the production of the Company's significant heavy oil assets in California. Brian L. Rehkopf is named to the new position of vice president of Technology. In addition to the delivery and implementation of technology, Mr. Rehkopf will also be responsible for Berry's exploitation projects in California, including its large diatomite resource. Both Mr. Rehkopf and Mr. Crawford will report to Mr. Duginski.

Mr. Heinemann stated, "I am very pleased with the performance of Berry's management team which has done an outstanding job working together on the Company's recent transformation. I am also pleased to recognize the significant contributions of Dan Anderson and Bruce Kelso to the Company's success to date in the Rocky Mountains and Mid-Continent. Logan Magruder and Michael Duginski's new titles reflect not only the reorganization, but also the significant responsibilities that they both carry out on behalf of the Company. Tim Crawford and Brian Rehkopf and their teams are vital to continuing the performance of Berry's legacy assets as well as commercializing our diatomite resource. This reorganization is another milestone in Berry's transformation."

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Bakersfield, California and a regional office in Denver, Colorado. Visit www.bry.com for more information.

This news release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

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